Exhibit 2.4

Amendment No. 1 to the Put Option, dated as of February 6, 2013, by and among Warner Music Holdings BV, as Buyer, and WMG Acquisition, as Buyer’s Guarantor, and EMI Music France Holdco Limited, as Seller, and Universal International Music BV, as Seller’s Guarantor.

Agreed to on February 8, 2013 by email:

Clause 4.1(c) is amended as follows: “Management convenes the Workers Council to a first meeting to be held no later than on Monday 18 February 2013;”.

All other clauses of the Put Option shall remain unchanged and in full force and effect.